Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Marty Jimmerson

RigNet, Inc.

+1 (281) 674-0699

investor.relations@rig.net

RigNet Announces Second Quarter 2012 Earnings Results

•	Record quarterly revenue of $33.2 million, an increase of 26.9% over the same quarter last year and an increase of 6.5% over the previous quarter

•	Record quarterly Adjusted EBITDA of $10.1 million, an increase of 21.7% over the same quarter last year and an increase of 8.7% over the previous quarter

•	Excluding Nessco aquisition costs, income attributable to common stockholders for the quarted ended June 30, 2012 was $3.5 million, or $0.21 per diluted share

HOUSTON, TX – August 6, 2012 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of remote communication services to the oil and gas industry, today reported quarterly results for the quarter ended June 30, 2012.

Revenue was a record $33.2 million for the second quarter, an increase of 26.9% over the same quarter last year and a 6.5% increase over the previous quarter. Revenue increased by $7.0 million for the three months ended June 30, 2012 as compared to the same period of 2011 due primarily to increasing demand for our services in our offshore operations and continued growth in the U.S. land drilling market. Revenue increased by $2.0 million for the three months ended June 30, 2012 as compared to the previous quarter due primarily to increased demand for our services in our offshore operations.

Adjusted EBITDA was $10.1 million, or 30.4% of revenue, for the second quarter, an increase of 21.7% over the same quarter last year and an increase of 8.7% over the previous quarter. Adjusted EBITDA increased by $1.8 million over the prior year period and $0.8 million over the previous quarter, primarily due to the increased revenue described above partially offset by increased operating costs to support the increase in revenue and costs associated with head count additions and other professional fees.

Net income attributable to common stockholders was $2.9 million, or $0.17 per diluted share, for the second quarter compared to net income attributable to common stockholders of $2.1 million, or $0.13 per diluted share, in the same quarter last year and net income attributable to common stockholders of $2.4 million, or $0.14 per diluted share, in the previous quarter.

Capital expenditures were $4.8 million in the second quarter compared to $5.7 million in the same quarter last year and $6.0 million in the previous quarter.

Mark B. Slaughter, chief executive officer and president, commented, “Our record second quarter results came as a result of favorable demand for our services coupled with solid execution by our global management team. We are very pleased with our strong quarterly results, and the subsequent acquisition of Nessco, as we continue to position the Company for further growth going forward.”

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, August 7, 2012 to discuss RigNet’s 2012 second quarter results. The call may be accessed live over the telephone by dialing (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Gross Profit and Adjusted EBITDA. Gross Profit and Adjusted EBITDA are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filing for the year ended December 31, 2011 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

We define Gross Profit as revenue less cost of revenue. This measure is used to evaluate operating margins and the effectiveness of cost management.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, (gain) loss on retirement of property and equipment, change in fair value of derivatives, stock-based compensation and IPO or merger/acquisition costs and related bonuses. Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ: RNET) is a leading global provider of managed communications, networks and collaborative applications dedicated to the oil and gas industry. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing and real-time data services to remote sites in over thirty countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Unaudited Consolidated Statements of Income Data:
Revenue	$33,240	$26,197	$64,450	$50,664

Expenses:
Cost of revenue (excluding depreciation and amortization)	15,162	11,399	29,343	22,572
Depreciation and amortization	3,806	3,600	7,734	7,112
Selling and marketing	729	591	1,387	1,053
General and administrative	8,860	6,234	16,405	12,500

Total expenses	28,557	21,824	54,869	43,237

Operating income	4,683	4,373	9,581	7,427
Other income (expense), net	110	(226)	(151)	(760)

Income before income taxes	4,793	4,147	9,430	6,667
Income tax expense	(1,932)	(1,946)	(4,075)	(4,443)

Net income	$2,861	$2,201	$5,355	$2,224

Income Per Share - Basic and Diluted
Net income attributable to RigNet, Inc. common stockholders	$2,853	$2,120	$5,265	$2,095
Net income per share attributable to RigNet, Inc. common stockholders, basic	$0.18	$0.14	$0.34	$0.14
Net income per share attributable to RigNet, Inc. common stockholders, diluted	$0.17	$0.13	$0.31	$0.12
Weighted average shares outstanding, basic	15,566	15,420	15,515	15,331
Weighted average shares outstanding, diluted	16,977	16,894	16,939	16,768
Unaudited Non-GAAP Data:
Gross Profit	$18,078	$14,798	$35,107	$28,092
Gross Profit margin	54.4%	56.5%	54.5%	55.4%
Adjusted EBITDA	$10,090	$8,289	$19,373	$14,884
Adjusted EBITDA margin	30.4%	31.6%	30.1%	29.4%

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$2,861	$2,201	$5,355	$2,224
Interest expense	129	349	316	795
Depreciation and amortization	3,806	3,600	7,734	7,112
Gain on retirement of property and equipment	(1)	(104)	(51)	(110)
Stock-based compensation	701	297	1,282	420
Acquisition costs	662	—	662	—
Income tax expense	1,932	1,946	4,075	4,443

Adjusted EBITDA (non-GAAP measure)	$10,090	$8,289	$19,373	$14,884

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	June 30, 2012	December 31, 2011
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$51,999	$53,106
Total assets	142,977	140,922
Current maturities of long-term debt	8,746	8,735
Long-term debt	10,409	14,785

	Six Months Ended June 30,
	2012	2011
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$53,106	$50,435
Net cash provided by operating activities	13,794	9,025
Net cash provided by (used in) investing activities	(10,505)	1,011
Net cash provided by (used in) financing activities	(4,175)	177
Changes in foreign currency translation	(221)	671

Cash and cash equivalents, June 30,	$51,999	$61,319

	1st Quarter 2011	2nd Quarter 2011	3rd Quarter 2011	4th Quarter 2011	1st Quarter 2012	2nd Quarter 2012
Selected Operational Data:
Eastern Hemisphere
Drilling rigs (1)	143	141	138	147	144	148
Other sites (2)	131	160	172	187	198	204

Western Hemisphere
Drilling rigs (1)	80	78	79	81	89	86
Other sites (2)	159	138	140	144	135	130

U.S. Land
Drilling rigs	323	331	330	338	323	308
Other sites (3)	82	106	132	157	160	182

(1)	Eastern and Western Hemisphere include jack up, semi-submersible and drillship rigs
(2)	Includes production facilities, energy support vessels, international land rigs, remote offices and supply bases
(3)	Includes completion sites, production sites, man-camps, remote offices and supply bases

1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands)
Eastern Hemisphere:
Revenue	$21,071	$16,503	$40,438	$31,620
Cost of revenue (excluding depreciation and amortization)	8,670	6,202	16,264	11,879

Gross Profit (non-GAAP measure)	12,401	10,301	24,174	19,741

Gross Profit margin	58.9%	62.4%	59.8%	62.4%
Depreciation and amortization	2,064	2,050	4,107	4,052
Selling, general and administrative	2,367	2,140	4,189	4,168

Operating income	$7,970	$6,111	$15,878	$11,521

Adjusted EBITDA (non-GAAP measure)	$10,334	$8,153	$20,043	$15,467

Adjusted EBITDA margin	49.0%	49.4%	49.6%	48.9%
Western Hemisphere:
Revenue	$7,199	$4,978	$13,934	$9,935
Cost of revenue (excluding depreciation and amortization)	3,434	2,309	6,647	4,896

Gross Profit (non-GAAP measure)	3,765	2,669	7,287	5,039

Gross Profit margin	52.3%	53.6%	52.3%	50.7%
Depreciation and amortization	1,247	1,149	2,647	2,257
Selling, general and administrative	1,221	799	1,937	1,516

Operating income	$1,297	$721	$2,703	$1,266

Adjusted EBITDA (non-GAAP measure)	$2,453	$1,899	$5,403	$3,568

Adjusted EBITDA margin	34.1%	38.1%	38.8%	35.9%
U.S. Land:
Revenue	$4,970	$4,713	$10,078	$9,106
Cost of revenue (excluding depreciation and amortization)	2,159	2,373	4,600	4,644

Gross Profit (non-GAAP measure)	2,811	2,340	5,478	4,462

Gross Profit margin	56.6%	49.6%	54.4%	49.0%
Depreciation and amortization	500	452	980	909
Selling, general and administrative	866	720	1,789	1,469

Operating income	$1,445	$1,168	$2,709	$2,084

Adjusted EBITDA (non-GAAP measure)	$1,945	$1,621	$3,689	$2,993

Adjusted EBITDA margin	39.1%	34.4%	36.6%	32.9%

NOTE:	Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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1880 SOUTH DAIRY ASHFORD, SUITE 300 HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net